SHARE SALE AND PURCHASE AGREEMENT

This SHARE SALE AND PURCHASE AGREEMENT (the "Agreement") is entered into this sixteenth day of January, 2004, by and among:

MEMC ELECTRONIC MATERIALS, INC., a corporation organized and existing under the laws of the State of Delaware, U. S. A. and having its principal place of business at 501 Pearl Drive, St. Peters, Missouri 63376, U. S. A. ("MEMC");

CHINA STEEL CORPORATION, a corporation organized and existing under the laws of the Republic of China and having is principal place of business at Lin Hai Industrial District, Hsiao Kang, Kaohsiung 81233, Taiwan, Republic of China ("CSC");

CHINA DEVELOPMENT INDUSTRIAL BANK, a corporation organized and existing under the laws of the Republic of China and having its principal place of business at 125 Nanking East Road, Sec. 5, Taipei, 10572, Taiwan, Republic of China ("CDIB");

CHIAO TUNG BANK, a corporation organized and existing under the laws of the Republic of China and having its principal place of business at 91 Heng Yang Road, Taipei 100, Taiwan, Republic of China ("CTB").

(MEMC, CSC, CDIB and CTB are collectively referred to as the "Parties").

RECITALS

WHEREAS, CSC, CDIB and CTB are currently shareholders of Taisil Electronic Materials Corporation ("Taisil"), and respectively owns 139,998,500, 40,000,000, and 20,000,000 Shares (as defined in Article 1);

WHEREAS, CSC, CDIB and CTB (together, the "Sellers", and each a "Seller") wish to sell their respective Shares to MEMC, and MEMC wishes to purchase such Shares from the Sellers;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1 Definitions

As used in this Agreement, the following terms shall have the following meanings:

"Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article 3.

"Closing Date" means the First Closing Date or the Second Closing Date, as applicable.

"Consents" means all of the consents, permits or approvals of Governmental Authorities, including the approval of the Shinchu Industrial Park Administration ("SIPA") and other persons or entities necessary or required to consummate the transactions contemplated hereby.

"First Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article 3.3.

"Governmental Authority" means (i) the Republic of China, any state, territory, or possession thereof and any political subdivision, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, municipalities, provinces, and other instrumentalities, and (ii) any foreign (as to the Republic of China) sovereign entity, including but not limited to nations, states, republics, kingdoms and principalities, any province, commonwealth, territory or possession thereof, and any political subdivision, or instrumentality of any of the same.

"Lien" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for the purpose of security, any lien, mortgage, indenture, pledge, option, encumbrance, restriction on transfer, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any legal requirement, contract or otherwise.

"Loss" means any litigation, losses, liabilities, damages, Liens, penalties, costs, fines and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any person or entity making a claim or seeking indemnification under this Agreement with respect to funds expended by such person or entity by reason of the occurrence of any event with respect to which indemnification is sought.

"Purchased Shares" means the aggregate of the Shares owned by the Sellers.

"Second Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article 3.4.

"Share" or "Shares" means the common stock of Taisil, each with a par value of NT$10.

Article 2 Terms of Purchase and Sale
2.1

Subject to the terms and conditions hereof and in reliance with the representations and warranties, each of the Sellers shall sell, transfer and deliver to MEMC, free and clear of all Liens, all of the Purchased Shares owned by it on the Closing Date (as defined below) at the Purchase Price (as defined below), and MEMC shall purchase the Purchased Shares owned by each Seller on the Closing Date at the Purchase Price.

2.2	The purchase price per Share is NT$10.00 and the aggregate purchase price for the Purchased Shares is NT$1,999,985,000 (the "Purchase Price").

Article 3 Closing
3.1

The First Closing shall take place at the offices of Tsar & Tsai Law Firm in Taipei, Republic of China, at 9:00 a.m. Taipei time on January 30, 2004 (the "First Closing Date"), or any other mutually agreed upon time; provided, however, that the Closing Date shall not be later than February 6, 2004. The Second Closing shall take place at the offices of Tsar & Tsai Law Firm in Taipei, Republic of China, at 9:00 a.m. Taipei time on February 4, 2004 (the "Second Closing Date"), or any other mutually agreed upon time; provided, however, that the Closing Date shall not be later than February 6, 2004.

3.2

On the First Closing Date, MEMC shall pay to CSC and CDIB their respective portions of the Purchase Price by wire transfer in immediately available funds to their respective bank accounts as designated in Schedule 1. On the Second Closing Date, MEMC shall pay to CTB its portion of the Purchase Price by wire transfer in immediately available funds to its bank account as designated in Schedule 1.

3.3	On the First Closing Date

	3.3.1	MEMC shall deliver to CSC and CDIB the following, in form and substance reasonably satisfactory to CSC and CDIB:

(a)

A certificate, dated as of the First Closing Date, executed by a duly authorized officer of MEMC, certifying that (i) the board resolution, as attached to such certificate, was duly adopted by MEMC's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein and that such resolution remains in full force and effect and has not been modified or amended, (ii) the representations and warranties of MEMC contained in Article 5.1 hereof are true in all respects as of the First Closing Date as if made at and as of such date, and (iii) all other obligations of MEMC hereunder which should be performed on or prior to the First Closing Date have been performed or complied with;

(b)

A written notification in accordance with the Escrow Agreement entered into among MEMC, CSC, CDIB [formerly named China Development Corp.], CTB and Mr. Ming-Lei Yeh of Lee and Li Law Firm and dated as of November 18, 1994 (the "Taisil Escrow Agreement"), instructing the Escrow Agent (as defined in the Taisil Escrow Agreement) to release custody of the Purchased Shares for purposes of effecting this Agreement; and

		(c)	Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated by this Agreement.

	3.3.2	Each of CSC and CDIB shall deliver to MEMC the following, in form and substance reasonably satisfactory to MEMC:

(a)

The share certificates representing all of the Purchased Shares owned by CSC and CDIB, duly endorsed for the transfer of such Purchased Shares to MEMC, together with the duly completed and executed transfer forms and the receipt evidencing payment of securities transaction tax necessary to effect such transfer;

(b)

A certificate, dated as of the First Closing Date, executed by a duly authorized representative of each of CSC and CDIB, certifying that (i) the resolution, as attached to such certificate, was duly adopted by such Seller's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolution remains in full force and effect and has not been modified or amended, (ii) the representations and warranties of such Seller contained in Article 5.2 hereof are true in all respects as of the First Closing Date as if made at and as of such date, and (iii) all other obligations of such Seller hereunder which should be performed on or prior to the First Closing Date have been performed or complied with;

(c)

A written notification in accordance with the Taisil Escrow Agreement instructing the Escrow Agent (as defined in the Taisil Escrow Agreement) to release custody of the Purchased Shares for purposes of effecting this Agreement; and

		(d)	Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated by this Agreement.

3.4	On the Second Closing Date,

	3.4.1	MEMC shall deliver to CTB the following, in form and substance reasonably satisfactory to CTB:

(a)

A certificate, dated as of the Second Closing Date, executed by a duly authorized officer of MEMC, certifying that (i) the board resolution, as attached to such certificate, was duly adopted by MEMC's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein and that such resolution remains in full force and effect and has not been modified or amended, (ii) the representations and warranties of MEMC contained in Article 5.1 hereof are true in all respects as of the Second Closing Date as if made at and as of such date, and (iii) all other obligations of MEMC hereunder which should be performed on or prior to the Second Closing Date have been performed or complied with;

(b)

A written notification in accordance with the Taisil Escrow Agreement, instructing the Escrow Agent (as defined in the Taisil Escrow Agreement) to release custody of the Purchased Shares for purposes of effecting this Agreement; and

		(c)	Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated by this Agreement.

	3.4.2	CTB shall deliver to MEMC the following, in form and substance reasonably satisfactory to MEMC:

(a)

The share certificates representing all of the Purchased Shares owned by CTB, duly endorsed for the transfer of such Purchased Shares to MEMC, together with the duly completed and executed transfer forms and the receipt evidencing payment of securities transaction tax necessary to effect such transfer;

(b)

A certificate, dated as of the Second Closing Date, executed by a duly authorized representative of CTB, certifying that (i) the resolution, as attached to such certificate, was duly adopted by such Seller's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolution remains in full force and effect and has not been modified or amended, (ii) the representations and warranties of such Seller contained in Article 5.2 hereof are true in all respects as of the Second Closing Date as if made at and as of such date, and (iii) all other obligations of such Seller hereunder which should be performed on or prior to the Second Closing Date have been performed or complied with;

(c)

A written notification in accordance with the Taisil Escrow Agreement instructing the Escrow Agent (as defined in the Taisil Escrow Agreement) to release custody of the Purchased Shares for purposes of effecting this Agreement; and

		(d)	Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated by this Agreement.

3.5

On or before January 27, 2004, MEMC shall deliver the documents described in Section 3.3.1 and Section 3.4.1 to Tsar & Tsai Law Firm, such documents to be held in escrow by Tsar & Tsai Law Firm until the applicable Closing Date. On or before January 27, 2004, CSC and CDIB shall deliver the documents described in Section 3.3.2 to Tsar & Tsai Law Firm, such documents to be held in escrow by Tsar & Tsai Law Firm until the First Closing Date.

3.6	On or immediately after the applicable Closing Date, MEMC shall record the transfer of the Shares in Taisil's shareholders registry in accordance with the ROC Company Law.

Article 4 Conditions to Completion

The obligations of the Sellers to sell the Purchased Shares and the obligations of MEMC to purchase the Purchased Shares and effect the Closing shall be subject to the obtaining of, or the satisfaction or waiver by MEMC or the Sellers, as the case may be, on or prior to the First Closing Date with respect to the First Closing or the Second Closing Date with respect to the Second Closing of all of the following conditions:

(a)

CSC, CDIB and CTB having waived, in writing, their respective rights under the Shareholders Agreement entered into among MEMC, CSC, CDIB and CTB and dated as of May 24, 1994, including, without limitation, the share transfer notice requirements and share transfer restrictions set forth under Article IX of the said Shareholders Agreement;

(b)

all representations and warranties of the Parties contained in this Agreement having been true when made and being true in all respects at and as of the applicable Closing Date as if such representations and warranties were made at and as of such date;

(c)

all other obligations of MEMC and of the Sellers under this Agreement which should be performed on or prior to the applicable Closing Date having been performed or complied with or otherwise waived, including the tender of all of the closing deliveries required by Article 3 of this Agreement;

(d)

all Consents of Governmental Authorities, if any, necessary for the consummation of the transactions contemplated by this Agreement and the performance of the Parties' obligations contained herein shall have been obtained and be in full force and effect, including, without limitation, any approval from the SIPA;

(e)

the transactions contemplated by this Agreement shall have been approved by or under the authority of each of the Sellers' Board of Directors, for avoidance of doubt, (i) MEMC shall have no obligation to purchase the Purchased Shares owned by CSC and CDIB and effect the First Closing unless the transactions contemplated by this Agreement shall have been approved by or under the authority of the Board of Directors of both CSC and CDIB and (ii) MEMC shall have no obligation to purchase the Purchased Shares owned by CTB and effect the Second Closing unless the First Closing shall have been effected; and

(f)

no action or proceeding shall have been instituted or threatened before any court or other governmental body or by any public authority seeking to restrain or prohibit the sale and purchase of the Purchased Shares hereunder.

Article 5 Representations and Warranties
5.1	MEMC hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof and shall be true and correct on the applicable Closing Date:

(a)

It is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, USA, and has all requisite corporate power and authority to execute and deliver this Agreement and any other documents required to be executed and delivered hereunder and to perform its obligations hereunder.

(b)

This Agreement has been duly and validly authorized, executed and delivered by MEMC and constitutes the legal, valid and binding obligation of MEMC, enforceable against MEMC in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, or (ii) general principles of equity.

(c)

The execution, delivery and performance by MEMC of this Agreement do not (i) violate or conflict with its articles of incorporation, or (ii) result in any material breach of, or constitute a material default under any contract to which it is a party which breach or default would have a material adverse effect on MEMC.

5.2	Each of the Sellers makes the following representations and warranties to MEMC, each of which is true and correct on the date hereof and shall be true and correct on the applicable Closing Date:

(a)

It is a corporation duly organized, existing and in good standing under the laws of the Republic of China, and has all requisite corporate power and authority to execute and deliver this Agreement and any other documents required to be executed and delivered hereunder and to perform its obligations hereunder.

(b)

This Agreement has been duly and validly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, or (ii) general principles of equity.

(c)

The execution, delivery and performance by the Seller of this Agreement do not (i) violate or conflict with its articles of incorporation, or (ii) result in any material breach of, or constitute a material default under any contract to which it is a party which breach or default would have a material adverse effect on the Seller.

(d) The execution, delivery and performance by the Seller of this Agreement do not and will not require any Consent.

(e)

It is the legal owner of the Purchased Shares referred to in the recital section hereof to be transferred under this Agreement and has full authority to sell and transfer such Purchased Shares as provided herein.

(f)

The Purchased Shares referred to in the recital section hereof represent the entire interest of such Seller in the issued share capital of Taisil, and MEMC will acquire at the First Closing with respect to the Purchased Shares to be sold by CSC and CDIB or at the Second Closing with respect to the Purchased Shares to be sold by CTB, good and valid title to the said Purchased Shares, free and clear of all Liens.

(g)

No outstanding claim or Loss of such Seller exists or is likely to exist, against Taisil arising out of or in relation to such Seller's past ownership of the Purchased Shares, serving as director or supervisor of Taisil or other past business transactions with Taisil, except for two credit facilities granted by CTB to Taisil which remain outstanding as of the date of this Agreement.

Article 6 Additional Obligations
6.1

In addition to and without limiting the other obligations under this Agreement, each of MEMC and the Sellers shall use its commercially reasonable efforts to obtain all Consents of Governmental Authorities (if any) and otherwise to effect or obtain any notice to or consents from third parties, required for the transactions contemplated hereunder.

6.2

In addition to and without limiting the other obligations under this Agreement, each of MEMC and the Sellers shall use its commercially reasonable efforts to take, or cause to be taken, all such action, and execute and deliver all such documents, as may be necessary to consummate the transactions contemplated hereunder, including but not limited to obtaining the necessary board resolution for execution, delivery and performance of this Agreement on or prior to January 27, 2004 with respect to CSC, on or prior to January 29 with respect to CDIB, and on or prior to February 4, 2004 with respect to CTB.

6.3

The Sellers, jointly and severally, covenant and agree that between the date of this Agreement and the applicable Closing Date, they will not cause Taisil to conduct its business otherwise than in the ordinary course and consistent with Taisil's past practices.

6.4

Each of the Sellers hereby waives, and releases Taisil from, any and all future demands and claims against Taisil, contingent or otherwise, which may be made by the Seller in connection with its past ownership of the Purchased Shares of Taisil or other past business transactions with Taisil; except that CTB does not waive any rights with respect to the two credit facilities extended by CTB to Taisil accrued or may be accrued in accordance with the terms and conditions thereof.

6.5

After the Closing and as long as MEMC shall remain the owner of the Purchased Shares, MEMC shall use commercially reasonable efforts to ensure that Taisil complies with Article 20 of the ROC Labor Standards Law, to the extent that Article 20 is applicable as a result of the transactions contemplated under this Agreement.

Article 7 Indemnification
7.1

MEMC hereby agrees to indemnify and hold the Sellers harmless from and against any Loss suffered or incurred by the Sellers for or on account of or arising from or in connection with any breach of any of the representations, warranties or covenants contained in this Agreement; provided, however, that MEMC's maximum liability hereunder is expressly limited to the amount of the Purchase Price. Each of the Sellers acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims for monetary damages relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 7.1.

7.2

Each of the Sellers, jointly and severally, hereby agrees to indemnify and hold MEMC harmless from and against any Loss suffered or incurred by MEMC for or on account of or arising from or in connection with any breach of any of the representations, warranties or covenants contained in this Agreement; provided, however, that the Sellers' maximum liability hereunder is expressly limited to the amount of the Purchase Price. MEMC acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims for monetary damages relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 7.2.

7.3	The indemnification provisions of this Article 7 shall survive the Closing.

 Article 8 Dispute Resolution

Any disputes or claims arising out of or in connection with this Agreement shall be resolved by arbitration conducted in accordance with the ROC Arbitration Law. The arbitration shall be conducted in Taipei if it is brought against any of the Sellers, and in St. Louis, Missouri if it is brought against MEMC. The arbitration proceedings shall be conducted in the English language, including, without limitation, any oral or written communications. The decision of the arbitrators shall be final and binding on the parties to the arbitration, and shall be enforceable by all available enforcement mechanisms or proceedings in any court having jurisdiction under any applicable law.

 Article 9 Miscellaneous
9.1

Confidentiality. Prior to the First Closing Date, none of the Parties (a) will disclose to any other person or entity the existence of this Agreement, or any of the terms, conditions or other facts of this Agreement or the transaction contemplated hereby, including the status thereof, or (b) make any public disclosure or publicity release pertaining to the transaction contemplated hereby or the existence of this Agreement, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld). However, each Party is permitted to make such disclosures to the public (including press release) or to governmental agencies as are deemed necessary to maintain compliance with and to prevent violations of applicable laws and regulations or the rules of any stock exchange on which the securities of a party (or a majority stockholder of a party) may be listed, so long as the disclosing Party notifies the other Parties in writing and furnishes the other Parties with a copy of any such proposed disclosure. The Parties understand and agree that MEMC may make a press release with respect of the transaction contemplated hereunder on or after January 27, 2004 so long as MEMC furnishes CSC with a copy of the proposed press release. In addition, the Parties understand that certain disclosures regarding this Agreement and the transaction contemplated hereby must be made to parties whose consent or approval may be required in connection with such transaction. The Parties agree that such disclosures may be made without any prior consent or notification. In addition, each party may disclose this Agreement and the transaction contemplated hereby to its accountants, attorneys, lenders and majority stockholders provided such parties agree to keep the information confidential as provided in this Section 9.1.

9.2

Assignment; Binding Agreement. This Agreement shall not be assigned by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.3	Amendments. This Agreement may be amended only in writing signed by duly authorized representatives of all the Parties.

9.4

Waiver. No waiver of this Agreement by a Party may be claimed against such Party unless in writing signed by such Party. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege.

9.5

Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof, and supersedes any and all other prior written or oral understandings or agreements among the Parties regarding such transactions.

9.6

Severability. If any provision of this Agreement shall be determined to be unenforceable by any court or other governmental entity, the remaining provisions shall be severable and enforceable in accordance with their terms.

9.7	Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.8	Headings; Interpretation. The Article headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

9.9

Specific Performance. The parties agree that irreparable damage would occur in the event any provisions of this Agreement is not performed in accordance with the terms or is otherwise breached, and that the parties shall be entitled to specific performance of the terms hereof in any court of competent jurisdiction, in addition to any other remedy at law or equity.

9.10

No Third Party Beneficiaries. No provision of this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person other than the Parties any rights, remedies or other benefits under or by reason of this Agreement, unless specifically provided otherwise herein.

9.11

Notices. All written notices, requests, demands and other communications under this Agreement shall be given by letter (delivered by hand, air courier or registered air mail) or by cable, telex, or facsimile transmission confirmed by such a letter, which shall be addressed to the respective Party as follows, or to such other coordinates as such Party shall have designated by written notice to the other Parties:

	To:	MEMC

MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
P.O. Box 8 St. Peters, MO 63376-0008
Attention: Chief Executive Officer
Fax: 1-636-474-5158

With a copy to:

MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
P.O. Box 8 St. Peters, MO 63376-0008
Attention: General Counsel
Fax: 1-636-474-5158

	To:	China Steel Corporation

Chung Kang Road
Hsiao Kang, Kaohsiung 81233
Taiwan, Republic of China
Attention: Mr. C.C. Chen, Vice President, Corporate Planning
Fax: 07-802-1561

China Development Industrial Bank
125 Nanking East Road, Sec. 5
Taipei 105, Taiwan, Republic of China
Attention: Ms. Kathy K. C. Young, Vice President & General Manager
Fax: 2-2764-9631

Chiao Tung Bank
5F., 91 Heng Yang Road
Attention: Ms. Maria D.H. Lu, Senior Vice President & General Manager
Taipei 100, Taiwan, Republic of China
Fax: 2-2331-0549

9.12	Governing Law. This Agreement shall be governed, and construed and interpreted in accordance with, the laws of the Republic of China, without giving effect to its conflict of laws principles.

This Agreement will remain open for acceptance by the Sellers through January 16, 2004. If not signed by an authorized officer of each of the Sellers and returned to MEMC by such date, this Agreement will expire without further action.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first written above.

China Steel Corporation	MEMC Electronic Materials, Inc.
Name: /s/ Wen-Yuan Lin Title:	Name: /s/ Nabeel Gareeb Title: President and CEO

China Development Industrial Bank	Chiao Tung Bank
Name: /s/ Y. C. Chao Title: President	Name: /s/ Maria D.H. Lu Title: Senior Vice President & General Manager Investment Department